September 27, 2013

Dear Shareholder,

At our board meeting a few days ago, Richard (Rick) Barz officially announced he will retire as CEO at the end of this year. This did not come as a complete surprise to many of us as Rick has served our Bank for more than 41 years. During this time, he led us through both good times and challenging ones. When he started at the Bank in 1972, we had $37 million in assets. Today, we have more than $2 billion in assets under management and 27 different branch locations. His knowledge, integrity, and humble leadership style made it easy for people to stand behind him. Rick’s leadership and vision for community banking will leave a lasting impression on our organization. We cannot find enough words to properly express our gratitude for his dedication to our Bank, our industry, and most importantly, our customers and communities. Although Rick may be retiring as CEO, we are pleased he will continue to serve on the Board of Directors of both Isabella Bank and Isabella Bank Corporation.

Our search for the next CEO was not a task the Board took lightly. The process took two years and we engaged the expertise of a nationally recognized executive consulting firm. While we did not know when Rick would retire, we knew succession planning was prudent to provide continued strong leadership and preserve our culture. We needed to be confident our next generation of leadership was prepared to continue those values while also successfully leading the Bank into the future.

One of the first steps was to identify internal employees who had the knowledge, leadership abilities, and passion to move us forward. Once we selected those individuals, we invested in their development. We know the amount of creativity and innovation passionate employees will contribute when they are given the right training and are empowered to make decisions. We are proud to report we have tremendous depth and strength throughout our Bank. Throughout our organization, our employees are committed to serving our customers, communities and shareholders.

I am pleased to announce the Board has elected Jae Evans, currently the Bank’s Chief Operations Officer, to serve as CEO, effective January 1, 2014.

Jae has been with the Bank since 2008 and has more than 36 years of banking experience. Prior to his current position, he served as the president of the Greenville Division of Isabella Bank. He is a graduate of Central Michigan University, the Graduate School of Banking at the University of Wisconsin-Madison, and the Dale Carnegie Executive Development program. Jae is an active volunteer. He is a board member for The Community Bankers of Michigan, Art Reach of Mid Michigan, and is chair of the EightCAP governing board. Jae is also a past vice-chair of the Carson City Hospital, was president of the Greenville Rotary Club, and just completed his term as chair of The Community Bankers of Michigan.

Our talented team of 385 employees is committed to upholding our community-focused values and providing outstanding service. These employees are led by a seasoned senior management group with more than 350 years of banking experience. They include:

•	Jae Evans, CEO - Elect

•	Steven Pung, Isabella Bank President

•	Dennis Angner, Chief Financial Officer and President of Isabella Bank Corporation

•	Jerome Schwind, Chief Integration Officer

•	David Reetz, Chief Lending Officer

•	Keith Kenney, President - Mecosta Division

•	Timothy Miller, President - Breckenridge Division

•	Richard Russo, President - Greenville Division

•	Thomas Wallace, President - Farwell Division

•	Barbara Diehm, Senior Vice President - Branch Administration

•	Daniel Eversole, Senior Vice President - Human Resources

•	Barbara Place, Senior Vice President - Audit

•	Peggy Wheeler, Senior Vice President - Controller

On behalf of our Board and employees, we would like to thank you for your continued support. If you have questions or comments, please call me at (989) 773-5475 or contact me by email at dave@manesspetr.com.

David Maness, Chairman of the Board

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended June 30, 2013, which are or will be available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION PO BOX 100, Mt. Pleasant, MI 48804-0100 www.isabellabank.com